Exhibit 10.2

MARKETING AND JOINT VENTURE AGREEMENT

This Marketing and Joint Venture Agreement is entered into as of the 13th day of October, 2009.

BY AND BETWEEN:

            QUADRA ENERGY SYSTEMS INC., having its corporate office at 6130 Elton Avenue, Las Vegas, Nevada 89107, U.S.A.

( referred to as Party A ),

AND:

            AVANI CORPORATION SDN BHD, having its corporate office at No. 36 Jalan Togo 9, Taman Peridustan Tago 52200, Kuala Lumpur, Malaysia,

AND : ZHUNGER CAPITAL PARTNERS INC., having its corporate office at #650 Bade Road, Section 4, 4th Floor, Apt. 25, Taipei, Taiwan.

( collectively referred to as Party B )

WHEREAS:

A.	Party A is the owner of a leading edge pyrolysis QES2000 System Technology for energy conversion and waste disposal incorporating equipment, software and software programs developed by the Inventor compatible with the said pyrolysis QES2000 System technology for energy conversion waste disposal described as the “Energy Conversion and Waste Disposal Technology” and the patents issued and the patents pending for the Technology. The Technology being an innovative, secure, efficient method of converting waste organic materials into marketable energy products or by-products or an efficient method of disposing of waste organic materials in a safe, non polluting, non toxic method compatible with all environmental standards incorporating both the energy conversion machine and related software.

B.	Party B have and established marketing network in the Territories ( see Definitions below ) conversant in marketing state of the art products.

C.	Party A wishes to engage Party B to exclusively market the QES2000 Systems, establish joint ventures between third parties and Party A and/or Party B, and create an assembly facility and/or manufacturing plant in the Territories for the QES2000 System.

D.	Party B agrees to be appointed as the exclusive marketing arm of Party A to market the QES2000 Systems, establish joint ventures between third parties and Party A and/or Party B, and create an assembly facility and/or manufacturing plant in the Territories for the QES2000 System.

THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1 - DEFINITIONS

1.00	Whenever used in the agreement, unless otherwise clearly required by the context, the following terms shall have meanings as defined in this section:

1.01	Territories shall mean the countries of Korea, Vietnam, Cambodia, Thailand, Malaysia, Indonesia, Saudi Arabia, Egypt.

SECTION 2 - APPOINTMENT OF PARTY B

2.00	Party A hereby appoints Party B and Party B agrees to be appointed as the exclusive marketing representative of Party A for the QES2000 System in the Territories.

2.01	As part of the appointment of Party B, Party A grants to Party B the right to locate and appoint key distributors and agents, wherein this will also include the granting of a right to the distributors and agents to:

	a)	Use and demonstrate the QES2000 System, when one is manufactured for the Territories.

	b)	Advertise, market, sell and otherwise distribute the QES2000 System in the Territories to customers who are end users and/or joint venture partners of Party B and/or Party A.

c)	Advertise, market, sell, and otherwise distribute the QES2000 System in the Territories to sub-distributors or sub-agents for further distribution to end users and/or joint venture partners of Party B and/or Party A.

d)	Screen and select a funding group to joint venture in the establishment of an assembly facility and/or manufacturing plant in the Territories for the QES2000 System.

SECTION 3 - OBLIGATIONS OF PARTY A

3.00	In consideration of the grant contained in section 2 hereof, Party A shall do and provide services such as, but not limited to:

use its affiliated officers, personnel and technical team to assist Party B to market the QES2000 System.

apply and pay for the patent rights in the countries progressively targeted for penetration.

3.01	Ensure that the QES2000 Systems are in good working condition upon delivery to their destinations for producing the required by products.

3.02	Supply to Party B, the QES2000 System at distributor pricing.

SECTION 4 - OBLIGATIONS OF PARTY B

4.00	In consideration of the grant contained in section 2, thereof, Party B shall do and perform the following such as, but not limited to:

perform the functions mentioned in Section 2.01 above.

after the implementation of its own structure in the Territories, Party B and/or its joint venture partners, will proceed immediately.

SECTION 5 - INDEPENDENT CONTRACTOR

5.00	Party B shall carry out its obligations under this agreement as an independent contractor and not as an agent of Party A. Each party shall have no power of authority to bind the other party or to assume or to create obligations or responsibility, express or implied, on the other party's behalf, or in its name, nor shall such party represent to anyone that it has such power of authority.

SECTION 6 - WARRANTY

6.00	Party A represents and warrants that it is the owner of the patented QES2000 System and the related documentation, and it has acquired all rights for the QES2000 System. It also warrants that the QES2000 System shall be capable of meeting the functional performance specifications set out in the operational manual and in the respective documentation and in the updates thereto.

6.01	Party A represents and warrants that as of the date of this agreement, Party A is not a party to or threatened with any legal proceedings or inquiries concerning rights, title and/or interests in the QES2000 System, and Party A is not aware of any circumstances which may give rise to any such legal proceedings or inquiries against Party A.

6.02	Party A represents and warrants that it has no agreement with any third party giving the third party rights in the areas of sales, marketing, manufacturing, or licensing of the QES2000 System in the Territories.

SECTION 7 - TERMINATION OF AGREEMENT

7.00	This agreement shall remain in force effective October 30, 2009 for 20 years. Thereafter, this agreement is renewed each year with the written consent of both parties.

7.01	Either party may terminate this agreement at any time upon or after the occurrence of filing in bankruptcy or insolvency or any adjudication if Party A or Party B is bankrupt or insolvent.

7.02	Either party may terminate this agreement if the other party materially breaches any of its provisions and does not remedy such failure within 60 days thereof.

SECTION 8 - PRODUCT SUPPORT

8.00	Party A shall provide assistance and support services required to ensure that the QES2000 System meet its functional and performance specifications.

SECTION 9 - CONFIDENTIALITY

9.00 Both parties shall keep in strict confidence from all third parties (excluding their affiliates), all matters concerning the business affairs and transactions undertaken pursuant to this agreement except as necessary for reporting purposes to the SEC, and to carry out the intent of this agreement.

SECTION 10 - NOTICE

10.00	Any notice, consent, request, demand or other communication required or permitted to be given or delivered under this agreement shall be given in writing and delivered by person, by registered mail, or by cable, facsimile, or telegram addressed to the party at its address first set out above.

Each notice shall be deemed to have been received upon delivery to the addressee, provided that if not delivered in person, such notice shall be deemed to have received upon expiration of 12 days from the date of mailing, or within 72 hours if sent by cable, facsimile or telegram.

SECTION 11 - FORCE MAJEURE

11.00	Neither of the parties shall be liable for any failure or delay in performing of its respective obligations under this agreement if such failure or delay is occasioned by circumstances beyond the reasonable control of the party and failing or delaying including, but not limited to, acts of God, government or civil or military authority, wars, strikes or other labour disputes, interruption of or delay in transportation or communication or inability to obtain materials, labour, power, or equipment as needed to perform its obligations. Each party shall promptly notify the other in writing in any such event, the expected duration thereof and its anticipated effects.

SECTION 12 - GOVERNING LAW

12.00	This agreement shall be governed by, subject to, interpreted and enforced in all respects in accordance with the laws of Nevada in the United States.

SECTION 13 - SEVERABILITY

13.00	If any provision in this agreement is held by a court of competent jurisdiction to be illegal, invalid, void, or unenforceable, the remaining provisions in this agreement shall continue in full force and effect without being unpaired and invalidated in any way.

SECTION 14 - ARBITRATION

14.00	Both parties shall act in good faith and utilize their best efforts to resolve any dispute, controversy and difference arising in connection with this agreement, to their mutual satisfaction.

14.01	All disputes, controversies or differences arising in connection which are not resolved mutually, shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a panel of three arbitrators, each of whom shall speak fluent English and shall be appointed in accordance with the said Rules. Any award made by the arbitrators shall be made as promptly as possible and shall state the reasons for their decisions taking into account all aspects of the dispute, controversy or difference. Any such arbitration shall be held in Las Vegas, Nevada in the United States, and shall be conducted totally in the English language. The laws to be appointed by the arbitrators shall be the laws of the United States. The decision of the arbitrators shall be final and binding on both parties. Judgment upon any award rendered by the arbitrators may be entered in any court for judicial acceptance of the award and an order for enforcement as the case may be. Such arbitration shall be a condition precedent to the institution any such suit, claim, action or other legal proceedings arising in connection with this agreement

SECTION 15 - WAIVER

15.00	No provision of this agreement may be deemed waived or breach excused unless such a waiver or excuse will be in writing signed by the party to be charged with such waiver or excuse. A waiver of a provision of this agreement will not be construed to be a waiver of a further breach of the same provision.

SECTION 16 - ENTIRE AGREEMENT

16.00	This agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior proposals, negotiations, agreements, understanding, representatives and warranties of any form of nature whatsoever, whether oral or written, whether expressed or implied, which may be been entered into between the parties related to its subject matter.

SECTION – ENFORCEMENT

17.00	A copy of this Agreement, or any other document(s) executed and/or signed by any of the Parties hereto and sent to the other Party by facsimile transmission carries the full force and effect as if it were the hand delivered original.

IN WITNESS WHEREOF, the parties have entered into this agreement by their duly authorized representative.

QUADRA ENERGY SYSTEMS INC. /s/ Rosemary Samuels _______________________________ Authorized Signatory

AVANI CORPORATION SDN BHD                                                   ZHUNGER CAPITAL PARTNERS INC.

            /s/ Robert Ong                                                                                                  /s/ Peter Khean
_______________________________                                                   __________________________________

Authorized Signatory                                                                                                Authorized Signatory